Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2021 with respect to the consolidated financial statements of Bluegreen Vacations Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference in this Registration Statement of Bluegreen Vacations Holding Corporation. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida

April 19, 2021